Exhibit 99.1

FOR MORE INFORMATION	Jeffrey Potrzebowski Chief Financial Officer Phone: 765.497.8409 jpotrzebowski@BASinc.com

Bioanalytical Systems, Inc. Announces Appointment of New Chief Financial Officer

WEST LAFAYETTE, IN – May 11, 2016 -- Bioanalytical Systems, Inc. (NASDAQ:BASI) (“BASi” or the “Company”) on May 9, 2016, the Board of Directors of the Company approved the appointment of Jill C. Blumhoff, age 39, as Chief Financial Officer (CFO) and Vice President of Finance of the Company. Ms. Blumhoff succeeds Jeffrey Potrzebowski, age 63, effective with his retirement from the Company on May 9, 2016.

Ms. Blumhoff joined BASi in October 2007 as Assistant Controller and has served as Director of Finance, Tax and IT since 2013. In her role, Ms. Blumhoff has been responsible for all aspects of financial reporting and disclosure in addition to leading the Company’s efforts in building the financial support structure at BASi. Before joining BASi, Ms. Blumhoff held various roles of increasing responsibility in financial reporting and analysis at Wabash National Corporation, in Lafayette Indiana. Ms. Blumhoff began her career at Ernst & Young LLP. She earned a Bachelor of Science degree in accounting from the University of Illinois at Urbana-Champaign.

“Jill is a valued member of the finance team who has been instrumental in guiding BASi during a period of significant change at our Company,” said Jacqueline M. Lemke, BASi President & Chief Executive Officer. “Jill’s knowledge and understanding of BASi’s business as well as her leadership of the financial team in support all areas of the operations, will enable BASi to focus on our highest-potential growth opportunities.”

“Mr. Potrzebowski came to BASi in June of 2014 with a wealth of prior experience and did an excellent job as a senior leader both managing the financial team and contributing to all aspects of the Company. I would like to thank him for his hard work and dedication and wish him well in his future endeavors,” said Jacqueline M. Lemke, BASi President & Chief Executive Officer.

Mr. Potrzebowski will be available to consult with Ms. Blumhoff in order to ensure a seamless transition.

About Bioanalytical Systems, Inc.

BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world's leading drug development companies and medical research organizations. The company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit www.BASinc.com for more about BASi.

This release may contain forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company's filings with the Securities and Exchange Commission.